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                                                                    EXHIBIT 10.1

                              CONSULTING AGREEMENT

      This Consulting Agreement (the "Agreement") is made and entered into as of August 6, 2004 (the "Effective Date"), by and between Boundless Motor Sports Racing, Inc., a Colorado corporation (the "Company"), and Glenn Donnelly ("Consultant").

                              W I T N E S S E T H:

      WHEREAS, The Company desires to retain the services of Consultant as provided herein, and Consultant desires to provide such services; and

      WHEREAS, Consultant shall, as an Consultant of the Company, have access to confidential information with respect to the Company and its affiliates;

      NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Consulting Services. The Company hereby retains Consultant as an independent contractor, and not as an employee of the Company, in an advisory and consultative capacity during the Consulting Period (as defined below). During the Consulting Period, Consultant will, upon the request of the Chief Executive Officer of the Company (the "CEO"), consult with and advise the Company and will use his best efforts to assist the Company in operating the Super Dirt Week (as defined below) currently being held annually by the Company and/or its affiliates in Syracuse, New York. In addition, Consultant will assist the Company in identifying and operating additional Super Dirt Weeks to be held in the contiguous United States. As used herein, "Super Dirt Week" means an event at which sprint, late model and modified class cars all race at the same venue during at least three consecutive days. Consultant acknowledges that the provision of his services under this Agreement will require substantially all of his business time during the Consulting Period and agrees to devote substantially all of his business time, attention, skills, benefits and best efforts to the performance of his duties hereunder and to the promotion of the business and interests of the Company. Consultant shall report directly to the CEO and the CEO shall be solely responsible for approving all scheduling and other arrangements related to the Super Dirt Weeks.

      2. Consulting Period. The term of this Agreement shall commence on the Effective Date and shall continue, unless earlier terminated pursuant to Section 6 below, for a period of two years thereafter (the "Consulting Period"). Notwithstanding the foregoing, in the event one or more Super Dirt Weeks scheduled to be held during the Company's 2006 racing season occur after the termination of this Agreement, Consultant agrees to continue to provide the Company with his consulting services for those Super Dirt Weeks (the "Extended Period").

      3. Compensation. As compensation for services rendered under this Agreement, during the Consulting Period Consultant shall be entitled to receive the compensation as provided in Exhibit A attached hereto. In addition, the Company shall reimburse Consultant for all reasonable and necessary out-of-pocket travel and other expenses incurred by Consultant in

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rendering services required under this Agreement, on a monthly basis upon submission of a detailed monthly statement and reasonable documentation; provided, however, that any expense in excess of $500 be approved in writing and in advance by the CEO. Except as provided in this Section 3 and Exhibit A, Consultant shall not be entitled to any other consideration or remuneration for performing his services hereunder.

      4.    Confidentiality.

            (a) Acknowledgment of Proprietary Interest. Consultant recognizes the proprietary interest of the Company and its affiliates in any Trade Secrets (as hereinafter defined) of the Company and its affiliates. Consultant acknowledges and agrees that any and all Trade Secrets learned by Consultant during the course of his engagement by the Company or otherwise, whether developed by Consultant alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates. Consultant further acknowledges and understands that his disclosure of any Trade Secrets and/or proprietary information will result in irreparable injury and damage to the Company and its affiliates. As used herein, "Trade Secrets" means all confidential and proprietary information of the Company and its affiliates, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawing, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, financial projections, cost summaries, pricing formula, and all other concepts, ideas, materials, or information prepared or performed for or by the Company or its affiliates. "Trade Secrets" also includes information related to the business, products or sales of the Company or its affiliates, or any of their respective customers, other than information which is otherwise publicly available.

            (b) Covenant Not-to-Divulge Trade Secrets. Consultant acknowledges and agrees that the Company and its affiliates are entitled to prevent the disclosure of Trade Secrets. As a portion of the consideration for the employment of Consultant and for the compensation being paid to Consultant by the Company, Consultant agrees at all times during the Consulting Period and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by the Company and its affiliates to further the business of the Company and its affiliates, and not to use except in the pursuit of the business of the Company and its affiliates, the Trade Secrets, without the prior written consent of the Company, including Trade Secrets developed by Consultant.

            (c) Return of Materials. In the event this Agreement is terminated for any reason whatsoever, Consultant will promptly deliver to the Company all documents, data and other information pertaining to Trade Secrets. Consultant shall not take any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Trade Secrets.

            (d) Competition During Engagement. Consultant agrees that during the Consulting Period, neither he, nor any of his affiliates, will directly or indirectly compete with the Company or its affiliates in any way, and that he will not act as an officer, director, Consultant, consultant, shareholder, lender, or agent of any entity which is engaged in any business of the same nature as, or in competition with, the businesses in which the Company and its affiliates are now engaged or in which the Company or its affiliates become engaged during

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the Consulting Period; provided, however, that this Section 5(d) shall not prohibit Consultant or any of his affiliates from purchasing or holding an aggregate equity interest of up to 1%, so long as Consultant and his affiliates combined do not purchase or hold an aggregate equity interest of more than 5%, in any business in competition with the Company and its affiliates. Furthermore, Consultant agrees that during the Consulting Period, he will undertake no planning for the organization of any business activity competitive with the work he performs as an Consultant of the Company and Consultant will not combine or conspire with any other Consultants of the Company and its affiliates for the purpose of the organization of any such competitive business activity.

      5. Prohibition on Disparaging Remarks. Consultant shall, from the date of this Agreement on, refrain from making disparaging, negative or other similar remarks concerning the Company or any of its affiliates to any third party. Similarly, the Company and its affiliates shall from the date of this Agreement on, refrain from making disparaging, negative or other similar remarks concerning Consultant to any third party.

      6. Termination. This Agreement and the consulting relationship created hereby shall terminate upon the occurrence of any of the following events:

            (a) The expiration of the Consulting Period as set forth in Section 2 above;

            (b) The death of Consultant;

            (c) The "disability" (as hereinafter defined) of Consultant;

            (d) Written notice to Consultant from the Company of termination for "just cause" (as hereinafter defined); or

            (e) Written notice to Consultant from the Company of termination for any reason other than as set forth in this Section 6.

      For purposes of Section 6(c) above "disability" of Consultant shall mean his inability, because of mental or physical illness or incapacity, to perform his duties under this Agreement for a continuous period of 120 days or for 120 days out of a 150-day period.

      For purposes of Section 6(d) above, "just cause" shall mean (a) the failure of Consultant to diligently or effectively perform his duties under this Agreement, and Consultant does not cure such failure within ten days following notice thereof from the CEO; provided, however, that Consultant will not be entitled to cure failures under this subclause (a) more than one time in any consecutive three (3) month period, (b) the commission by Consultant of any act involving moral turpitude or the commission by Consultant of any act or the suffering by Consultant of any occurrence or state of facts, which renders Consultant incapable of performing his duties under this Agreement, or adversely affects or could reasonably be expected to adversely affect the Company's business reputation, (c) any material breach by Consultant of any of the terms of, or the failure to perform any material covenant contained in, this Agreement, and Consultant does not cure such breach or failure within ten days following notice thereof from the Company; provided, however, that Consultant will not be entitled to cure any breach or failure under this subclause (c) more than one time in any consecutive three (3) month period or (d) the violation

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by Consultant of instructions or policies established by the CEO with respect to
Consultant's services hereunder or Consultant's failure to carry out the reasonable instructions of the CEO.

      Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 4 and 5 above shall survive any termination, for whatever reason, of this Agreement. In the event this Agreement is terminated prior to the completion of the Consulting Period, Consultant shall be entitled only to the compensation earned by him as of the date of termination, except that if Consultant's employment is terminated pursuant to Section 6(c) or 6(e) above, Consultant shall be entitled to receive his monthly salary for the remainder of the Consulting Period.

      7. Remedies. Consultant recognizes and acknowledges that in the event of any default in, or breach of any of, the terms, conditions or provisions of this Agreement (either actual or threatened) by Consultant, the Company's and its affiliates remedies at law shall be inadequate. Accordingly, Consultant agrees that in such event, the Company and its affiliates shall have the right of specific performance and/or injunctive relief in addition to any and all other remedies and rights at law or in equity, and such rights and remedies shall be cumulative.

      8. Acknowledgments. Consultant acknowledges and recognizes that the enforcement of any of the provisions set forth in Section 4 and 5 above by the Company and its affiliates will not interfere with Consultant's ability to pursue a proper livelihood. Consultant recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation and continuity of the business and good will of the Company and its affiliates.

      9. Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given if given in writing and personally delivered or sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

            If to the Company:     Boundless Motor Sports Racing, Inc
                                   2500 McGee Drive, Suite 147
                                   Norman, Texas 73072
                                   Attention: Chief Executive Officer
                                   Fax No.:   (405) 360-5354

            If to Consultant:      Mr. Glenn Donnelly
                                   P.O. Box 240
                                   1 Speedway Drive
                                   Weedsport, New York 14166
                                   Fax. No.:  (315) 834-9734

Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after mailing.

      10. Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes all prior agreements and understandings, oral or written between the

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parties hereto. No modification or amendment of any of the terms, conditions or provisions herein may be made otherwise than by written agreement signed by the parties hereto.

      11. Relationship Between Parties. The parties are entering this Agreement to create an independent contractor relationship and neither the Company nor Consultant are employees, partners, joint venturers, agents, or representatives of the other or have the power to direct or manage the employees or personnel of the other, nor will either party represent that it has such power. Neither party has the power, nor will either party represent that it has the power to bind, assume or create any obligation of any nature, express or implied, on behalf of the other party.

      12. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of New York.

      13. Parties Bound. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the Company and Consultant, and their respective heirs, personal representatives, successors and assigns. The Company shall have the right to assign this Agreement to any affiliate or to its successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of the Company's assets or all of its stock, or with which the Company merges or consolidates. The rights, duties or benefits to Consultant hereunder are personal to him, and no such right or benefit may be assigned by him. The parties hereto acknowledge and agree that the Company's affiliates are third-party beneficiaries of the covenants and agreements of Consultant set forth in Sections 4 and 5 above.

      14. Estate. If Consultant dies prior to the payment of all sums owed, or to be owed, to Consultant pursuant to Section 3 above, then such sums, as they become due, shall be paid to Consultant's estate.

      15. Enforceability. If, for any reason, any provision contained in this agreement should be held invalid in part by a court of competent jurisdiction, then it is the intent of each of the parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written, it is the intent of each of the parties that the court should reform such covenant to such narrower scope as it determines enforceable.

      16. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

      17. Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

      18. Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

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      19.   Other Obligations. Consultant represents and warrants that he has not as of the execution of this Agreement assumed any obligations inconsistent with those contained herein.

      20. Affiliate. An "affiliate" of any party hereto shall mean any person controlling, controlled by or under common control with such party.

      21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need be produced.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                          BOUNDLESS MOTOR SPORTS RACING, INC.


                                          By: /s/ Paul A. Kruger
                                                  Paul A. Kruger, Chief
                                                  Executive Officer


                                          /s/ Glenn Donnelly
                                              Glenn Donnelly





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                                    EXHIBIT A

1. Annual Consulting Fee: During the Consulting Period, Consultant shall be paid an annual consulting fee of $200,000 per year, payable in equal semi-monthly installments. No consulting fee shall be due to Consultant for the Extended Period.

2. Bonuses: Consultant shall be eligible to receive a bonus equal to a percentage of the Net Revenue (defined below) of the Company during the Company's 2005 and 2006 racing seasons (each, a "Racing Season") that are generated by the Super Dirt Week events held by the Company during each of such Racing Seasons as follows:

            (a) Ten percent (10%) of the first $1,500,000 in Net Revenues for the Super Dirt Week events during such Racing Season; plus

            (b) Five percent (5%) of any Net Revenues in excess of $1,500,000for the Super Dirt Week events during such Racing Season.

      By way of example, if the Company receives $2,000,000 in Net Revenues from all Super Dirt Weeks held in the 2005 Racing Season, the bonus due to Consultant would be $175,000 ([10% of 1,500,000]+[5% of $500,000]).

      For purposes of calculating these bonuses, "Net Revenue" shall be the gross revenue generated by each Super Dirt Week event and collected by the Company, less any direct expenses paid, incurred or accrued in connection with such Super Dirt Week Event.






                                      A-1